APPENDIX “G”

Action No. 0801-10226

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, as amended

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING TECK COMINCO LIMITED, FORDING ARRANGEMENT CORP., FORDING CANADIAN COAL TRUST, FORDING (GP) ULC, CERTAIN SUBSIDIARIES OR OTHER AFFILIATES OF FORDING CANADIAN COAL TRUST AND TECK COMINCO LIMITED, AND THE SECURITYHOLDERS OF FORDING CANADIAN COAL TRUST

PETITION

TO:	The Court of Queen’s Bench of Alberta

AND TO:	The Executive Director of the Alberta Securities Commission

The Petitioner, Fording Arrangement Corp., a corporation incorporated under the Business Corporations Act, R.S.A., 2000, c. B-9, as amended (the “ABCA”) states that:

1.	The Petitioner is a corporation incorporated under the ABCA as a direct wholly-owned subsidiary of Fording Canadian Coal Trust (“Fording”), having its registered office in Calgary, Alberta. At the conclusion of the transactions proposed in this proceeding, the Petitioner will be a wholly-owned subsidiary of Teck Cominco Limited (“Teck”).

2.	Fording is an open-ended mutual fund trust governed by the laws of Alberta and a Declaration of Trust dated February 26, 2003, as amended and restated on August 24, 2005 and as further amended on March 1, 2007 and as of August 18, 2008 (the “Declaration of Trust”).

3.	The head office of each of the Petitioner and Fording is located in the City of Calgary, Alberta.

4.	The Petitioner seeks the approval of this Honourable Court pursuant to Section 193 of the ABCA for a plan of arrangement (the “Arrangement”) which is proposed pursuant to the terms of an arrangement agreement (the “Arrangement Agreement”) dated July 29, 2008 between Teck and Fording.

5.	The Arrangement is an “arrangement” under subsection 193(1) of the ABCA.

6.	It is impracticable to effect the result contemplated by the Arrangement under any provision of the ABCA other than Section 193 thereof.

7.	The Class B subordinate voting shares in the capital of Teck that will be issued pursuant to the Arrangement will not be registered under the Securities Act of 1933, as amended, of the United States of America (the “1933 Act”), in reliance on Section 3(a)(10) of the 1933 Act. Section 3(a)(10) exempts from registration the offer and sale of a security which is issued in exchange for an outstanding security where the terms and conditions of such issue and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval. Teck wishes to advise this Honourable Court that Teck will be relying on the Section 3(a)(10) exemption based on the Order of this Honourable Court in connection with the issuance of the Class B subordinate voting shares as part of the Arrangement.

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8.	Notice of this Application has been given to the Executive Director of the Alberta Securities Commission as would be required by Section 193(8) of the ABCA if the Petitioner were a distributing corporation under the ABCA. Although the Petitioner is not a distributing corporation under the ABCA, such notice has been given because Fording is a reporting issuer under the Securities Act (Alberta), R.S.A. 2000, c. S-4, as amended.

WHEREFORE FORDING SEEKS:

(a)	an Interim Order and directions for:

(i)	the calling and holding of a meeting (the “Meeting”) of the registered holders (the “Unitholders”) of units (“Units”) of Fording, the registered holders (the “Exchange Optionholders”) of options to purchase Units (“Exchange Options”), and the registered holders (the “Phantom Unitholders”) of notional units equivalent in value to a Unit (the “Phantom Units”) (the Unitholders, the Exchange Optionholders, and the Phantom Unitholders collectively, the “Securityholders”) to, among other things, consider and vote upon the proposed Arrangement;

(ii)	the giving of notice of the Meeting and for the return of this Petition;

(iii)	the manner of conducting the vote of Securityholders at the Meeting; and

(iv)	such other matters as may be required for the proper consideration of the Arrangement;

(b)	a declaration that only the registered Unitholders shall have the right to dissent in respect of the Arrangement in a manner consistent with the provisions of Section 191 of the ABCA, as modified by the Plan of Arrangement and the Interim Order, and shall not have any other right to dissent, whether under the Declaration of Trust or otherwise;

(c)	a declaration that the terms and conditions of the Arrangement, and the procedures relating thereto, are fair to Securityholders and other affected parties, both from a substantive and procedural perspective;

(d)	an Order approving the Arrangement pursuant to Section 193 of the ABCA and pursuant to the terms and conditions of the Arrangement Agreement as described in the Affidavit of Michael A. Grandin, Chairman and Chief Executive Officer of Fording, filed herein;

(e)	a declaration that the Arrangement will, upon the filing of Articles of Arrangement under the ABCA and the issuance of proof of filing under the ABCA, be effective under the ABCA in accordance with its terms; and

(f)	such further and other orders, declarations and directions as this Honourable Court deems just.

DATED at Calgary, Alberta, on August 26, 2008; AND DELIVERED by Osler, Hoskin & Harcourt LLP, 2500, 450 – 1st Street S.W., Calgary, Alberta, T2P 5H1, Solicitors for the Petitioner, whose address for service is in care of the said Solicitors.

ISSUED out of the Office of the Clerk of Court of Queen’s Bench of Alberta, Judicial District of Calgary, on August 26, 2008.

/s/ M. Brand
Clerk of the Court

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NOTICE

TO:	THE RESPONDENTS

AND TO:	THE EXECUTIVE DIRECTOR, ALBERTA SECURITIES COMMISSION

TAKE NOTICE that Fording Arrangement Corp. intends to present this Petition to the presiding Justice in Chambers at the Court House in Calgary, Alberta, on August 26, 2008, at 1:15 p.m., or so soon thereafter as counsel may be heard.

You are entitled to appear at the above noted time and place and make representation.

AND FURTHER TAKE NOTICE that in support of this Petition will be read the Affidavit of Michael A. Grandin, Chairman and Chief Executive Officer of Fording Canadian Coal Trust, and such further and other material as counsel may advise.

Action No: 0801-10226

IN THE COURT OF QUEEN’S BENCH
OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, as amended

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING TECK COMINCO LIMITED, FORDING ARRANGEMENT CORP., FORDING CANADIAN COAL TRUST, FORDING (GP) ULC, CERTAIN SUBSIDIARIES OR OTHER AFFILIATES OF FORDING CANADIAN COAL TRUST AND TECK COMINCO LIMITED, AND THE SECURITYHOLDERS OF FORDING CANADIAN COAL TRUST

PETITION

Osler, Hoskin & Harcourt llp
Barristers and Solicitors
Suite 2500, TransCanada Tower
450 – 1st Street S.W.
Calgary, Alberta
T2P 5H1

Solicitors: Tristram Mallett / Cynthia Spry
Telephone: (403) 260-7041 / 7023
Facsimile: (403) 260-7024
Our Matter Number: 1103339

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